Exhibit 99.1

BeiGene Announces China NMPA Approval of BRUKINSA® (Zanubrutinib) for the Treatment of Patients with Relapsed or Refractory Waldenström’s Macroglobulinemia

Third approval for BRUKINSA in China and second approval in WM worldwide

CAMBRIDGE, Mass. and BEIJING, China, June 18, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that BRUKINSA® (zanubrutinib) has received conditional approval from the China National Medical Products Administration (NMPA) for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy. The supplemental new drug application was previously granted priority review by the Center for Drug Evaluation (CDE) of the NMPA in October 2020.

“With NMPA approval for BRUKINSA, our next generation BTK inhibitor, we are proud to be able to offer patients, their families, and physicians a new option for treating WM, an incurable disease that can cause significant morbidities,” said Xiaobin Wu, Ph.D., General Manager of China and President of BeiGene. “This marks BRUKINSA’s third approval for the treatment of B-cell malignancies in China, and we believe it may serve an important role in addressing unmet needs for patients with blood cancers around the world.”

“WM often impacts older adults, and tolerability is a particular concern for these patients as longer duration of treatment has the potential to improve outcomes,” said Lugui Qiu, M.D., Professor, Blood Diseases Hospital, Chinese Academy of Medical Sciences and Peking Union Medical College, and a clinical trial leading principal investigator of BRUKINSA. “As shown in the trial, patients in China will now have access to an innovative treatment that offers cardiovascular safety advantages and deep and durable responses.”

“BRUKINSA was specifically designed by BeiGene scientists to limit off-target effects seen with first-generation BTK inhibitors and we have built a broad clinical development program to assess clinical benefit, including the head-to-head ASPEN trial,” said Jane Huang, M.D., Chief Medical Officer, Hematology, BeiGene. “We are grateful to all of the patients and clinicians who participated in the trial and hope to increase access for additional people impacted by WM and other hematologic malignancies as we advance global registration for BRUKINSA.”

The conditional approval granted by the NMPA was based on findings from a single-arm pivotal Phase 2 trial (NCT03332173) in China evaluating the safety and efficacy of BRUKINSA in patients with WM who have received at least one prior therapy. With a median study follow-up time of 14.9 months, the primary endpoint of major response rate (MRR) as assessed by independent review committee (IRC) was 72.1% (95% CI: 56.3, 84.7); MRR is defined as the combined rate of complete responses, very good partial responses, and partial responses. The adverse reaction profile was generally consistent with previous findings.

The recommended total daily dose of BRUKINSA for WM in China is 320mg.

About Waldenström’s Macroglobulinemia

Waldenström’s macroglobulinemia is a rare, slow-growing lymphoma that occurs in less than two percent of patients with non-Hodgkin’s lymphoma (NHL). 1 The disease usually affects older adults and is primarily found in the bone marrow, although it may also impact lymph nodes and the spleen.2 In China, there are an estimated 88,200 patients diagnosed with lymphoma each year. Approximately 91% of these cases are classified as NHL, amounting to ~1,000 newly diagnosed WM patients per year in China.3

About BRUKINSA® (zanubrutinib)

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is approved in the following indications and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)*;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of chronic lymphocytic leukemia or small lymphocytic lymphoma (CLL/SLL) in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy (China, June 2021)**;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021); and

•For the treatment of WM in adult patients (Canada, March 2021).

To-date, more than 30 marketing authorization applications in multiple indications have been submitted outside of the United States and China, covering countries in the European Union and more than 20 other countries.

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

** This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher bleeding events including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 2% of patients treated with BRUKINSA monotherapy. Bleeding events of any grade, including purpura and petechiae, occurred in 50% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 23% of patients treated with BRUKINSA monotherapy. The most common Grade 3 or higher infection was pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (27%), thrombocytopenia (10%), and anemia (8%) based on laboratory measurements, were reported in patients treated with BRUKINSA monotherapy.

Monitor complete blood counts during treatment and treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 9% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was skin cancer (basal cell carcinoma and squamous cell carcinoma of skin), reported in 6% of patients. Advise patients to use sun protection.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter have occurred in 2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 0.6% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity, including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for at least 1 week after the last dose. Advise men to avoid fathering a child during treatment and for at least 1 week after the last dose. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse Reactions

The most common adverse reactions in > 10% of patients who received BRUKINSA were neutrophil count decreased (53%), platelet count decreased (39%), upper respiratory tract infection (38%), white blood cell count decreased (30%), hemoglobin decreased (29%), rash (25%), bruising (23%), diarrhea (20%), cough (20%), musculoskeletal pain (19%), pneumonia (18%), urinary tract infection (13%), hematuria (12%), fatigue (11%), constipation (11%), and hemorrhage (10%). The most frequent serious adverse reactions were pneumonia (11%) and hemorrhage (5%).

Of the 118 patients with MCL treated with BRUKINSA, 8 (7%) patients discontinued treatment due to adverse reactions in the trials. The most frequent adverse reaction leading to treatment discontinuation was pneumonia (3.4%). One (0.8%) patient experienced an adverse reaction leading to dose reduction (hepatitis B).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For co-administration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid co-administration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

INDICATION

BRUKINSA is a kinase inhibitor indicated for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. The Company currently markets three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations, including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are committed to expediting the development of our diverse pipeline of novel therapeutics through collaborations or our own internal capabilities, with the aspirational goal of radically improving access to medicines for two billion more people by 2030. BeiGene is a headquarter-less company by design, with a growing global team of approximately 6,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential clinical benefits and advantages of BRUKINSA compared to other BTK inhibitors; BeiGene's plans for the advancement, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA; and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes or Vivian Ni
+1 857-302-5189	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com

References:

1. Tam, et al. A randomized phase 3 trial of zanubrutinib vs ibrutinib in symptomatic Waldenström macroglobulinemia: the ASPEN study. Blood. October 2020. 136(18): 2038-2050.

2. Lymphoma Research Foundation. Available at https://lymphoma.org/aboutlymphoma/nhl/wm/. Accessed December 2020.

3. Chen, et al. Cancer statistics in China, 2015 [J]. CA: A Cancer Journal for Clinicians, 2016, 66(2):115-132.